UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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CENTRAL PACIFIC FINANCIAL CORP.

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CENTRAL PACIFIC FINANCIAL CORP.
220 South King Street
Honolulu, Hawaii 96813
(808) 544-0500

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 21, 2022

This proxy statement supplement (“Supplement”) updates and amends our definitive proxy statement (“Proxy Statement”) filed with the Securities and Exchange Commission on February 28, 2022 regarding the 2022 Annual Shareholders Meeting of Central Pacific Financial Corp. (the “Meeting”) to be held on April 21, 2022 at 11:00 a.m. (Hawaii time) and at any postponements or adjournments thereof. In this Supplement, Central Pacific Financial Corp. is referred to as the “Company.”

Except as updated or supplemented by this Supplement, all information set forth in the Proxy Statement remains unchanged. Capitalized terms used but not otherwise defined in this Supplement shall have the meanings assigned to such terms in the Proxy Statement. A copy of the Proxy Statement is available at www.sec.gov and on our website at https://www.cpb.bank/2022proxy.

We are filing this Supplement to provide more clarity and information regarding our Company’s executive compensation for 2021 and to further explain and respond to some concerns raised by Institutional Shareholder Services, Inc. (“ISS”). The Company recognizes that the additional information would be beneficial to shareholders and requests that shareholders vote “FOR” the approval, on an advisory basis, of the compensation of our NEOs (“Say-on-Pay”.)

The information below addresses the items raised by ISS and the Company’s response.

1.Short-Term Incentive (“STI”) Program

a.Disclosure of specific performance targets for Net Income and Return on Average Assets (“ROA”)

As disclosed in the Proxy Statement, we use annual incentive compensation as a key element of our executive compensation program. For 2021, Net Income was used to determine our Annual Incentive Plan (“AIP”) pool funding. See the “AIP Funding” section under “Compensation Discussion and Analysis” of the Proxy for our Net Income metrics and results for 2021 (also pictured below).

Description	Net Income	Pool Funding % (without application of governor)
Threshold Funding @ 80% of Net Income Target	$44,100,000	50%
Target Funding @ 100% of Net Income Target	$55,200,000	100%
Maximum Funding @ 120% of Net Income Target	$66,200,000	200%
Actual 2021 Net Income Results @ 145% of Target Net Income	$79,900,000	325%
Approved Incentive Pool Funding (capped at 200%)		200%

Subsequent to determining the AIP pool funding, the Compensation Committee assessed Corporate, Business Plan, and Personal goals for each Named Executive Officer (“NEO”). See the “AIP Metrics” section under “Compensation Discussion and Analysis” of the Proxy for the goal weightings (also pictured below).

Name	Corporate Goals	Business Plan Goals	Personal Goals	Total
Paul K Yonamine	70%	25%	5%	100%
A. Catherine Ngo	60%	30%	10%	100%
David S. Morimoto	50%	30%	20%	100%
Kevin V. Dahlstrom (1)	50%	30%	20%	100%
Arnold D. Martines	50%	30%	20%	100%
(1) Mr. Dahlstrom left the Company on 12/31/21

There were two Corporate (Bank) goals that applied to all NEOs: Net Income and ROA. The Net Income target ($55.2MM) associated with our AIP pool funding metrics was the same Net Income goal for the Bank. The Bank’s ROA goal was 0.81%. The following summarizes the NEOs’ Corporate goals and results for 2021:

Metric	Goal	Achievement
Net Income	$55.2MM	$79.9MM (145% of goal)
Return on Assets	0.81%	1.13% (140% of goal)

Net Income and ROA performance during 2021 provided for a maximum level payout under this portion of the incentive program.

b.Business Plan quantitative results

As disclosed in the Proxy Statement, the Company executed on all of its 2021 Business Plan initiatives as demonstrated by significant loan and deposit growth, digital innovation, and improved market presence, all of which drove strong financial results. We are providing the quantitative results, which were included in the “Business Plan Goals” section under “Compensation Discussion and Analysis” of the Proxy:

•Digital Traction: Opened over 3,000 “Shaka” Checking accounts within 2 months of launch, exceeding goal of 2,000 (150%)
•Small Business Expansion: Grew small business deposits by more than 20%; and booked $320MM in new PPP loans, surpassing goal of $250MM (128%)
•Japan Market: Japan related deposit balances increased by 10%
•Residential Lending: Record year in mortgage production of over $1.2 billion. Ranked #1 or #2 (amongst local lenders) in highest mortgage production in each quarter
•Efficiencies and Vendor Expenses: Renegotiated vendor contracts, resulting in material cost savings of $3.3MM, surpassing goal of $1.0MM (330%)

Business Plan performance exceeded expectations and allowed for a maximum payout under this portion of the incentive program.

c.Disclosure of Personal Goals

The Compensation Committee assessed Personal performance towards the achievement of overall corporate success. For 2021 AIP payouts, each NEO’s overall personal performance (accounting for 5% of the AIP program for Mr. Yonamine) was assessed and took into account the following individual achievements:

Paul Yonamine
•Year-end share price up approximately 50% from one year ago
•Highest pre-tax earnings since 2007
•Highest number of PPP originations in the state, resulting in market share gain in the small and medium banking (“SMB”) segment
•Completion of RISE2020 initiative
•Online and mobile platform rated #1 in Hawaii (4.9 Apple / 4.8 Android)
•Launched all-digital “Shaka” Checking, with over 3,000 accounts opened in first two months of program activation

Catherine Ngo
•Chaired the Bank's Executive Committee that drove strong performance of the Company in 2021
•Drove the risk management program, resulting in continued solid credit quality and effective management of bank-wide risk
•Spearheaded initiatives supporting women, including launch of successful Hawaii-wide program to support women-owned businesses, as well as continued success of CPB’s women’s leadership program

David Morimoto
•Outstanding 2021 financial performance with strong profitability growth and solid capital and liquidity
•Led development and launch of the Company’s Banking-as-a-Service initiative that resulted in the formation of Swell Financial, a new financial technology company
•Led highly effective efficiency initiative that reduced vendor expense and implemented process improvements across the Bank
•Effectively led the Bank’s COVID Response Team through the Delta and early Omicron surges, allowing uninterrupted business operations

Kevin Dahlstrom
•Led development and execution of CPB’s new brand campaign to position CPB as a contemporary, forward-looking financial institution and increased CPB’s brand awareness by 20 percentage points
•Led the Bank’s digital first strategies and focus on new opportunities on the mainland
•Led development and introduction of “Shaka”, the state’s first all-digital checking account made for Hawaii by a local bank
•Led development of an internal digital team to customer digital adoption

Arnold Martines
•Continued to lead the PPP program and drove the forgiveness process that led to the Bank’s record earnings
•Increased market share in the SMB segment as a result of PPP and capitalized on cross selling opportunities
•Provided strong leadership and oversight of business units to drive solid loan and deposit growth
•Led branch optimization plans leading to closure of several branches with minimal customer churn and identified new branch opportunities

After consideration of each individual’s Personal record of performance during 2021, the Compensation Committee determined to provide the maximum payout allowable under this portion of the program.

In sum, the Corporate, Business Plan, and Personal performance objectives were achieved at maximum levels during 2021. Given this, the Compensation Committee allowed the maximum payout under the incentive program. Such award amounts are described in greater detail in the Proxy Statement and “Summary Compensation Table” under the “Executive Compensation” section of the Proxy.

d.Rationale for the CEO’s increase to STI target opportunity

As disclosed in the Proxy Statement, we use annual incentive compensation as a key element of our executive compensation program. For 2021, our CEO target annual incentive opportunity increased from 2020. The results of our compensation benchmarking in December 2020 showed CEO total direct compensation (“TDC”) fell below the median of the Bank’s peer group and lagged even more when local banks (Bank of Hawaii Corporation and First Hawaiian, Inc.) were included in the analysis. Given the below-market compensation, the fierce competition for local senior executive talent, and the need to retain our CEO to continue driving critical bank initiatives, his AIP target was increased to better align TDC to our peer group and to the local market.

2.Long-Term Incentive (“LTI”) Program

a.Rationale for the equal split of time- and performance-based equity

The Compensation Committee provided the CEO with equal proportions of time- and performance-based equity. The Compensation Committee believed that an equal split of time- and performance-based awards was appropriate in the current strategic and competitive setting. Specifically, the Compensation Committee’s decision to weight restricted stock units (“RSUs”) and performance stock units (“PSUs”) equally in our LTI portfolio mix for 2021 was based in large part upon the difficulty in creating meaningful multi-year forward-looking goals for the PSUs during a period of market disruption and factors directly outside of management control. The Compensation Committee determined that having equal time-based long-term equity awards would provide more stability and increased retention of key executives under such uncertain conditions that combined with a hyper-competitive Hawaii labor market. For these reasons, at the time of grant, the Compensation Committee determined that retaining the historical grant practices would not have been in the best interests of the Company.

b.Use of a Total Shareholder Return (“TSR”) governor

As disclosed in the Proxy Statement, our NEOs received annual long-term equity compensation in the form of 50% time-based RSUs and 50% PSUs, which are equally split with one half of the PSUs tied to 2-year or 3-year average ROA and the other one-half tied to 2-year or 3-year TSR performance.

The TSR component has a TSR governor such that if CPB’s TSR performance exceeds target, but the TSR is negative, the award is capped at 100%.

c.Disclosure of forward-looking ROA target goal

We have a robust goal setting process that is made in good faith on a reasonable basis and aligned with our strategic plan. We believe the competitively-sensitive targets we set for the incentive plans are difficult to achieve and will require the executives’ successful execution of corporate strategy.

Based on the foregoing information in this Supplement and the information in our Proxy, the Board continues to recommend that you vote “FOR” the approval, on an advisory basis, of the compensation of our NEOs.